C.F.S.G.
CONSULTING
FOR STRATEGIC GROWTH, LTD.
8 The Hemlocks
Roslyn Estates, NY 11576
Tel:    (516) 625-4523
Mobile: (516) 729-3714
Fax:    (516) 625-4523
        1-800-625-2236
                                                                 August 15, 1997

Mr. John Loeffler
President & CEO
Paradise Music & Entertainment, Inc.
53 West 23rd Street
7th floor
New York NY 10010

Dear Mr. Loeffler,

This Agreement, dated as of August 15, 1997 is entered into by and between Paradise Music & Entertainment, Inc. ("the Company") with offices located at 53 West 23rd Stree New York NY 10010 and Consulting for Strategic Growth, Ltd. (the "Consultant") with offices located at 8 The Hemlocks Roslyn Estates N.Y. 11576.

                                    RECITALS

Whereas the Consultant has experience in the investment banking and financial services business; and

Whereas, the consultant desires to provide the financial advisory services (the "Services") set forth in Section 3 hereof to the Company, and the Company desires to retain the consultant, who will assign Mr. Stanley Wunderlich to provide the Services to the Company.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreement hereinafter set forth, the parties hereto covenant and agree as follows:

1. Retention. The Company hereby retains the Consultant, and the Consultant agrees to be retained by the Company, to perform the Services as a Consultant to the Company on the terms and conditions set forth herein. The parties agree that the Consultant shall be retained by the Company as an independent contractor on a consulting basis and not as an employee of the Company.

2. Term. The term of this Agreement shall commence on the date hereof and shall end on December 31, 1998, unless terminated earlier pursuant to Section 7. hereof. In addition the "Company" can cancel this agreement any time during the first ninety days (90) without any recourse by the "Consultant". (See notices)

3. Duties of Consultant. During the term of this Agreement

Consultant shall provide the Company with such regular and customary consulting advise as is reasonably requested by the Company, within the scope of the services enumerated below.

It is understood and acknowledged by the parties that the value of Consultant's advice is not readily quantifiable, and that Consultant shall be obligated to render advice upon the request of the Company, in good faith, but not be obligated to spend any specific amount of time in so doing. Consultant's duties shall include, but will not necessarily be limited to, providing recommendations concerning one or more of the following financial and related matters upon the request of the Board of Directors of the Company and/or its President.

      a. Assisting in the introduction of the Company to retail registered representatives at various registered broker/dealers;

      b. Arranging, on behalf of the Company, meetings with securities analysts of nationally recognized and regional investment banking firms on a quarterly basis or more frequently;

      c. Arranging, on behalf of the Company, meetings in or within 50 miles of New York City and a major city close to Boston with "small cap" money managers who manage funds in both North America and Europe on a quarterly basis or more frequently;

      d. Using its best efforts to cause at least two research reports concerning the Company to be written and disseminated by at least two regional investment banking firms;

      e. Using its best efforts to provide the Company with four market-makers in its Common Stock, which market makers have not previously made a market in the Company's securities; and

      f. Promptly upon request by the Company, preparing press releases for the Company and promptly distributing them to the appropriate news and wire services.

      g. Send Bi-Monthly fax messages to a select list of institutional accounts, and interested parties, which would include analyst's, broker/dealers and retail brokers. (Blast Fax)

4. Compensation. In consideration for the services rendered by Consultant to the Company pursuant to this Agreement, the Company shall pay to the Consultant $2,000.00 upon the signing of this agreement, and $2,000 (by the tenth of each month) for each successive month during the term of this Agreement. (subject to review and adjustment by mutual consent.) This fee will include all regular, ongoing routine out of pocket expenses, including communications, mailings, fax broadcasts, etc. Unusal special requests would be paid for by the company ie. trip to California.

5. Confidentiality. Consultant acknowledges that as a consequence of its relationship with the Company, it has been and will continue to be given access to ideas, trade secrets, methods, customer information, business plans and other confidential and proprietary information of the Company (collectively, "Confidential Information"). Consultant agrees that it shall maintain in confidence, and shall not disclose directly or indirectly, to any third parties or use for any purposes (other than the performance hereof), any Confidential Information for the term of this Agreement and a period of seven years thereafter, unless previously approved by the Company in writing. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Section 5 are not performed by the Consultant in accordance with their specific terms or are otherwise breached by the Consultant. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent breaches of this section 5 and to enforce specifically the terms and provisions hereof in any court of the United States or any State having jurisdiction in addition to any other remedy to which they are entitled at law or in equity.

6. The Company agrees to issue to the Consultant three options (the "Options"), each of which shall be non-transferable, for a total of 20,000 shares of Common Stock of the Company as set forth below; each of which shall vest on the later of the date of issuance or one year from the date hereof.

      (i) One option for 10,000 shares of Common Stock of the Company at an exercise price of $5.00 per share.

      (ii) One option for 5,000 shares of Common Stock of the Company at an exercise price of $7.00 when the stock has closed for ten (10) consecutive days @ $7.00 or higher.
      (iii) One option for 5,000 shares of Common Stock of the Company at an exercise price of $9.00 when the stock has closed for ten (10) consecutive days @ $9.00 or higher.
      * All of the above grants are subject to board approval and all options granted will be for "four" (4) years as issued.

In the event that this Agreement is terminated during the first (1st) year, all options issued shall be immediately canceled. The consultant shall have one piggy-back registration right with respect to any earned shares of common stock issuable upon exercise of the options.

7. Termination: This agreement shall terminate upon the earlier of:

      (i)   Expiration of the term of the agreement; or
      (ii)  Sixty (60) days written notice by either party

8. Compliance with Law. The Consultant agrees that in performing this agreement, that the Consultant shall comply with the applicable provisions of the Securities Act of 1933, as amended. The applicable rules and regulations of the National Association of Securities Dealers, Inc. and any other applicable federal, state or foreign laws, rules and regulations.

9. Indemnity. The Consultant shall indemnify the Company, its directors, officers, stockholders, representatives, agents and affiliates (collectively, the "Affiliated Parties") from and against any and all losses, damages, fines, fees, penalties, deficiencies, expenses, including expenses of investigation, court costs and fees and expenses of attorneys, which the Company or its Affiliated Parties may sustain at any time resulting from, arising out of or relating to the breach or failure to comply with any of the covenants or agreements of the Consultant or its Affiliated Parties contained in this Agreement.

10. Notices. Notices, other communications or deliveries required or permitted under this Agreement shall be in writing delivered by hand against receipt, certified mail return receipt, or reputable overnight courier to the addresses set forth below or to such address as a party may designate in accordance with this paragraph and shall be effective upon the earlier of:

(i)   actual receipt

(ii) three (3) calendar days if sent by certified mail; or one (1) day if sent by overnight courier.

A. To the Company at:
          53 West 23rd Street
          New York NY 10010
          Att: John Loeffler

B. To the Consultant at:
          8 The Hemlocks
          Roslyn Estates N.Y. 11576

11. Applicable Law. This agreement shall be governed by the internal laws of the State of New York without regard to its conflict of law provisions.

If the foregoing sets forth your understanding of our agreement, kindly indicate your agreement by signing on the space provided below.

                                        Very truly yours,
                                        Consulting for Strategic Growth, Ltd.


                                        By: /s/ Stanley Wunderlich, Chairman
                                            ----------------------------------
                                            Name: Stanley Wunderlich, Chairman

Agreed and Accepted by:
Paradise Music & Entertainment


By: /s/ John Loeffler
    ------------------------------------
    Name: John Loeffler, President & CEO